UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  1-12259


                               TIME WARNER INC.
_______________________________________________________________________________
            (Exact name of registrant as specified in its charter)


                             75 Rockefeller Plaza
                              New York, NY 10019
                                (212) 484-8000
_______________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $0.01 par value per share
     Rights to Purchase Series A Participating Cumulative Preferred Stock
_______________________________________________________________________________
           (Title of each class of securities covered by this Form)


                          6.875% Debentures due 2018
                          6.625% Debentures due 2029
_______________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(l)(i)    [x]                 Rule 12h-3(b)(l)(i)     [x]
     Rule 12g-4(a)(l)(ii)   [ ]                 Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)    [ ]                 Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]                 Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date:
                                      One
_______________________________________________________________________________

     Pursuant to the requirements of the Securities Exchange Act of 1934, Time Warner Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 12, 2001               By: /s/ Thomas W. McEnerney
                                          __________________________
                                          Name:  Thomas W. McEnerney
                                          Title: Vice President








































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